EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1/A of our report dated August 30, 2024, relating to the consolidated financial statements of Ruanyun Edai Technology Inc. as of March 31, 2024 and 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Audit Alliance LLP

Singapore

March 27, 2025